Exhibit 99.1
AVX Corporation Announces Third Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- January 24, 2007 --

AVX Corporation (NYSE: AVX) reported that net sales increased over the previous quarter and over the same quarter last year. The net sales improved to $378.1 million in the third fiscal quarter ended December 31, 2006 from $349.1 million in the same quarter last year. This was an increase of $29.0 million, or 8.3%, from the previous year and also represents an increase over the September quarter. During the first nine months ended December 31, 2006, net sales increased to $1.1 billion, up $124.3 million, or 12.5%, compared to the first nine months of last year.

Chief Executive Officer and President, John Gilbertson, stated, “The sales level for our third quarter continues the positive trend seen throughout this fiscal year and reflects the continuing strong end market demand experienced by our customers.”

Net income for the quarter improved $11.4 million to $35.8 million, or $0.21 per share, compared to net income of $24.4 million, or $0.14 per share for the same quarter last year. Net income for the first nine months improved $59.2 million to $110.8 million, or $0.64 per share, compared to net income of $51.7 million, or $0.30 per share, during the first nine months of the prior year.

The improved operating profit this year resulted from higher sales, reduced operating costs and enhanced production capabilities in lower cost regions, as well as a favorable mix of value added component and connector sales.

The Quarter’s highlights:
▬	Revenue up 8.3% compared to the same quarter last year.
▬	Gross profit margin of 19.2%, a 2.5% improvement compared to the same quarter last year.
▬	Diluted earnings per share of $0.21 up $0.07 from last year.
▬	Dividends paid of $0.0375 per share.

Cash, including short and long-term investments in securities, increased $56.1 million during the December quarter and totaled $941.7 million at December 31, 2006. During the quarter, $6.5 million of dividends to stockholders were paid, and $3.4 million was used to purchase AVX shares on the market, now held as treasury stock.

John Gilbertson went on to state, "The favorable market conditions throughout this fiscal year have led to increased capacity utilization contributing to a more stable pricing environment. In addition, our efforts to provide unique solutions for our customers through the development of innovative advanced products, and our continuing efforts to reduce our cost structure have resulted in improved operating results. Our financial position remains exceptionally strong and we continue to be optimistic about the next calendar year for electronic components."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2005	2006	2005	2006
Net sales	$349,068	$378,088	$994,813	1,119,144
Cost of sales	290,646	305,493	853,482	893,331
Gross profit	58,422	72,595	141,331	225,813
Selling, general & admin. expense	27,972	29,513	81,616	87,302
Profit from operations	30,450	43,082	59,715	138,511
Other income	5,873	9,996	16,804	25,705
Income before income taxes	36,323	53,078	76,519	164,216
Provision for taxes	11,909	17,251	24,850	53,371
Net income	$24,414	$35,827	$51,669	$110,845

Basic income per share	$0.14	$0.21	$0.30	$0.64
Diluted income per share	$0.14	$0.21	$0.30	$0.64

Weighted average common
shares outstanding:
Basic	172,654	172,041	172,621	172,138
Diluted	173,194	172,926	173,055	172,897

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2006	2006
Assets
Cash and cash equivalents	$505,326	$677,729
Short-term investments in securities	158,995	115,000
Accounts receivable, net	177,448	188,281
Inventories	307,653	326,903
Other current assets	54,350	60,253
Total current assets	1,203,772	1,368,166
Long-term investments in securities	135,004	149,000
Property, plant and equipment, net	232,950	244,234
Other assets	103,482	100,688

TOTAL ASSETS	$1,675,208	$1,862,088

Liabilities and Stockholders' Equity
Accounts payable	$105,011	$118,639
Income taxes payable and accrued expenses	66,019	86,889
Total current liabilities	171,030	205,528
Other liabilities	56,069	53,875

TOTAL LIABILITIES	227,099	259,403

TOTAL STOCKHOLDERS' EQUITY	1,448,109	1,602,685

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,675,208	$1,862,088

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com